Exhibit 10.24

Execution Version

DATA LICENSE AGREEMENT

This DATA LICENSE AGREEMENT (“Agreement”), effective as of February 28, 2017 (the “Effective Date”), is made by and between eRx Network, LLC, a Delaware limited liability company (“Connect LLC”), and Change Healthcare, Inc., a Delaware corporation (“Licensee”). Connect LLC and Licensee are sometimes referred to each as a “Party” and collectively as the “Parties”. Capitalized terms have the meanings given to them in Section 1 or elsewhere in this Agreement.

RECITALS:

A. Licensee, Change HealthCare Solutions, LLC, a Delaware limited liability company, (the “Echo Parties”) eRx Network Holdings, Inc. (“Connect Holdings”), a Delaware corporation, and Connect LLC are parties to that certain Contribution Agreement, dated as of the Effective Date (the “Definitive Agreement”), pursuant to which Connect LLC agrees to license certain data that has been de-identified in accordance with the HIPAA Privacy Rule to Licensee.

B. Connect LLC receives and maintains certain Source Data (as defined in Section 1.28) in connection with its performance of certain health care clinical, payment, administrative and other transactions through its proprietary electronic transaction services.

C. Connect LLC has engaged Licensee to provide, directly or through its Affiliates or subcontractors, certain information system and other transition services to Connect LLC under the Transition Services Agreement dated as of the Effective Date (the “Transition Services Agreement”) during the Transition Services Period (as defined in the Transition Services Agreement).

D. Licensee, in the capacity of a Business Associate under HIPAA, de-identifies the Source Data on an ongoing basis in accordance with the HIPAA Privacy Rule and the Certification to create de-identified data (the “Licensed Data”) pursuant to and during the term of the Transition Services Agreement and this Agreement.

E. As contemplated by the Definitive Agreement, Licensee desires to license the Licensed Data from Connect LLC, and Connect LLC desires to license the Licensed Data to Licensee, subject to the Certification and other terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement and the Definitive Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT:

1. Definitions. The following terms, when used with an initial capital, have the meanings ascribed to them below.

1.1 “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity. The term “control”, “controlled”, or “controlling” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Authorized User” means (a) Representatives of Licensee or any of Licensee’s Affiliates who are authorized by Licensee to access and use the Licensed Data in accordance with this Agreement or (b) Representatives of Licensee’s or its Affiliates’ third party service providers who are authorized by Licensee to access and use the Licensed Data in order to perform services for Licensee or Licensee’s Affiliates, subject to this Agreement.

1.4 “Certification” means an opinion or other form of certification to be issued by an expert designated by Newco, which certifies that the Licensed Data has been de-identified in accordance with HIPAA’ s de-identification standards (and which sets forth requirements for ensuring that the risk of re-identification of the de-identified data remains very small), as such certification may be amended or superseded from time to time.

1.5 “Claim” has the meaning set forth in Section 7.1.

1.6 “Confidential Information” means all nonpublic information and materials that are provided by or on behalf of a Party (in such capacity, “Discloser”) to the other Party (in such capacity, “Recipient”) and that are (a) marked or identified as “confidential” or “proprietary” (or similar legend) or (b) that are of such a nature that would be understood by a reasonable person to be proprietary or confidential to Discloser. For the avoidance of doubt, Licensed Data is not Confidential Information.

1.7 “Data Source” means a Connect LLC customer or other entity that provides Source Data to Connect LLC.

1.8 “Definitive Agreement” has the meaning set forth in the recitals.

1.9 “De-Identified Information” means information that was formerly PHI and that has been de-identified in accordance with the requirements for de-identifying health information under the HIPAA Privacy Rule and the Certification.

1.10 “Discloser” has the meaning set forth in Section 1.6.

1.11 “Dispute” has the meaning set forth in Section 9.3.2.

1.12 “EC Indemnitees” has the meaning set forth in Section 7.2.

1.13 “Connect LLC” has the meaning set forth in the preamble.

1.14 “Effective Date” has the meaning set forth in the preamble.

1.15 “HIPAA” means, collectively, the Administrative Simplification Section of the Health Insurance Portability and Accountability Act of 1996, HITECH and their implementing regulations, as amended from time to time.

1.16 “HIPAA Statistician” means a person with appropriate knowledge of and experience with generally accepted statistical and scientific principles and methods for rendering information not individually identifiable under HIPAA.

1.17 “HITECH” means Subtitle D of the Health Information Technology for Economic and Clinical Health Act.

1.18 “Indemnitee” has the meaning set forth in Section 7.3.

1.19 “Indemnitor” has the meaning set forth in Section 7.3.

1.20 “Intellectual Property Rights” means any intellectual property or other proprietary rights, including without limitation copyright rights, moral rights, trademarks (including logos, slogans, trade names and service marks), patent rights (including patent applications and disclosures), know-how, inventions, rights of priority, and trade secret rights.

1.21 “Law” means any statute, constitution, treaty, charter, ordinance, code, regulation, court order, judicial action, subpoena and any other binding requirement or determination of any governmental body.

1.22 “Licensee” has the meaning set forth in the preamble.

1.23 “Licensee Indemnitees” has the meaning set forth in Section 7.1.

1.24 “Losses” has the meaning set forth in Section 7.1.

1.25 “Party” and “Parties” have the meanings set forth in the preamble.

1.26 “PHI” means protected health information, as such term is defined in HIPAA.

1.27 “Recipient” has the meaning set forth in Section 1.6.

1.28 “Representatives” means the directors, officers, employees, agents, consultants, representatives, advisors and contractors of the referenced Party or other entity.

1.29 “Source Data” means all PHI, other individually identifiable information, de-identified data and other data that Connect LLC receives for any component or steps of any electronic transaction, provision of health care items or services, payment or other transmission or exchange of information processed by Connect LLC, including, without limitation: (a) medical and institutional provider claims; (b) pharmacy claims; (c) electronic remittance advice; (d) electronic prescriptions; and (e) laboratory test orders and results.

1.30 “Specifications” means the specifications for the Licensed Data as set forth in Exhibit A, as such exhibit may be amended from time to time by mutual written agreement of the Parties.

1.31 “Term” means the period beginning on the Effective Date and ending on the earlier of (a) the fifteenth (15th) anniversary of the Effective Date or (b) the date of termination of this Agreement in accordance with Section 3.2.

2. License and Access to Licensed Data.

2.1 License. Connect LLC hereby grants to Licensee a perpetual, irrevocable, nonexclusive, nontransferable (except as set forth in Section 9.2), royalty free, worldwide right and license to, and to permit Authorized Users to, access, use, reproduce, create derivative works of, display, distribute and otherwise fully exploit Licensed Data for Licensee’s business purposes, subject to the Certification and other terms and conditions of this Agreement. In addition, Licensee may sublicense the foregoing license to third parties provided that such sublicense is pursuant to a written agreement with the third party that (a) requires compliance with the terms and conditions of the Certification and (b) is otherwise at least as protective of Connect LLC’ s rights and the confidentiality, privacy and security of the Licensed Data as this Agreement.

2.2 HIPAA Certification Procedures. Licensee shall engage a HIPAA Statistician who is independent of the Parties and reasonably qualified to deliver a Certification to support the use of Source Data to create the Licensed Data under this Agreement. Prior to the use of any Source Data to create any Licensed Data, Licensee shall deliver to Connect LLC a proposed Certification from the HIPAA Statistician under which the HIPAA Statistician has determined (by applying generally accepted statistical and scientific principles and methods for rendering information not individually identifiable) that the risk is very small that the data included in the Licensed Data Products could be used, alone or in combination with other reasonably available information, by Licensee or any other anticipated Licensed Data recipient to identify an individual who is a subject of any Licensed Data. Connect LLC (and its attorneys and HIPAA Statistician) shall have fourteen (14) days to review the proposed Certification and provide any comments to Licensee. The Parties (and their respective attorneys and HIPAA Statisticians) shall work in good-faith to resolve any reasonable issues raised by Connect LLC with respect to the proposed Certification. Licensee shall pay the cost of the Certification, as it may be updated or amended from time-to-time during the Term. Licensee may implement any Certification that Licensee has reasonably determined satisfies HIPAA requirements for statistical de-identification of PHI. Licensee shall obtain a renewal of any Certification for the creation of Licensed Data prior to the expiration of the Certification consistent with the procedures set forth in this Section 2.2.

In addition, Licensee may propose a new Certification or an amended Certification as Licensee deems appropriate for a proposed Licensed Data use case or Licensed Data recipient or any other reason. Connect LLC (and its attorneys and HIPAA Statistician) shall have fourteen (14) days to review the proposed new or amended Certification and provide any comments to Licensee. The Parties (and their respective attorneys and HIPAA Statisticians) shall work in good-faith to resolve any issues raised by Connect LLC with respect to the proposed new or amended Certification. Licensee shall pay the cost of the new or amended Certification. Licensee may implement any new or amended Certification that Licensee has reasonably determined satisfies HIPAA requirements for statistical de-identification of PHI.

2.3 Creation and Delivery of Licensed Data.

2.3.1 Transition Services Period. During the Transition Services Period (as defined in the Transition Services Agreement), Connect LLC shall cause to be delivered to Licensee (and Licensee shall receive) the Source Data in accordance with the Transition Services Agreement. Within twelve (12) hours of the Licensee’s receipt of the applicable Source Data, Licensee will generate Licensed Data from such Source Data collected and maintained by Licensee under the Transition Services Agreement in accordance with (a) all applicable Laws (including, without limitation, HIPAA), (b) the Certification, (c) agreements between Connect LLC and the Data Sources and (d) the terms and conditions of this Agreement.

2.3.2 After Transition Services Period. After the expiration or other termination of the Transition Services Period and before the termination of this Agreement, Connect LLC shall de-identify the Source Data and deliver the Licensed Data to Licensee. Connect LLC will deliver the Licensed Data to Licensee through a secure, electronic means mutually agreed upon by the Parties. The initial delivery of Licensed Data by Connect LLC under this Section 2.3.2 will be provided within twelve (12) hours after the expiration of the Transition Services Period (unless this Agreement has already terminated). After the initial delivery, Connect LLC will continue to update the Licensed Data and generate new Licensed Data from Source Data collected after the last delivery, and to deliver such new and updated Source Data to Licensee on a daily basis at least six (6) times per day during the Term for de-identification by Licensee in accordance with the Certification and pursuant to the Transition Services Agreement and this Agreement. Connect LLC shall provide real-time access to pharmacy transaction data within the Licensed Data for purposes of de-identification in accordance with the Certification and pursuant to the Transition Services Agreement and this Agreement.

2.4 Restrictions. Licensee shall not, and shall make commercially reasonable efforts to ensure that any third party (“Licensee Customer”) to which Licensee, directly or indirectly, sublicenses or otherwise provides access to the Licensed Data shall not: (a) recompile or reverse engineer any Licensed Data, (b) identify or re-identify any individual who is the subject of any data within the Licensed Data or (c) link any other data elements or data sets to the Licensed Data except as permitted by the Certification and applicable Law. In addition, Licensee shall not, and shall make commercially reasonable efforts to ensure that Licensee Customers do not attempt to do any of the activities prohibited in items (a) through (c) of this Section 2.4. Licensee may only license Licensed Data to a Licensee Customer if the Licensee Customer signs a written agreement with Licensee that complies with the Certification, restrictions set forth in Section 2.4 and the other terms and conditions of this Agreement.

2.5 Third-Party License Agreements. Connect LLC shall include a covenant (the “Termination Covenant”) in any Third-Party License Agreement (as defined herein) that entitles Licensee to terminate such Third-Party License Agreement in the event that an Option Holder (as defined herein) exercises the option (the “Option”) granted under the Option to Enter into a Purchase Agreement attached hereto as Exhibit B (the “Option Agreement”). The Termination Covenant shall provide that Licensee is an intended third-party beneficiary for purposes of exercising and enforcing the Termination Covenant. “Third-Party License Agreement” means any agreement between Connect LLC and a third party under which Connect LLC grants a license or otherwise provides access or use rights to any of the Licensed Data to the third party or the third party’s customers or end users. “Option Holder” means Change Solutions (or any Subsidiary of any Echo Party that it designates). Capitalized terms used in this Section 2.5 without definition shall have the meanings given to them under the Option Agreement.

3. Term and Termination.

3.1 Term. This Agreement shall commence on the Effective Date and continue through the end of the Term.

3.2 Termination.

3.2.1 Licensee may terminate this Agreement at any time for any reason or no reason upon written notice to Connect LLC, such termination to be effective upon the date set forth in Licensee’s termination notice.

3.2.2 If Licensee materially breaches Section 2.3 or materially infringes upon Connect LLC’s rights under Section 5.1 of this Agreement, Connect LLC may provide written notice to Licensee describing the breach. If Licensee does not reasonably cure any such breach or infringement within one hundred and eighty (180) days after receipt of such notice, Connect LLC may terminate this Agreement upon further written notice at the end of such 180-day period.

3.3 Effect of Termination. Upon the expiration or earlier termination of this Agreement, all rights and licenses under this Agreement shall automatically cease, except that (a) Licensee’s license under Section 2.1 shall continue in perpetuity with respect to Licensed Data provided (or required to be provided under this Agreement) prior to the effective date of termination, in each case subject to the restrictions set forth in Section 2.4 and (b) Sections 3.3, 4 (for the period set forth in Section 4.6), 5, 7, 8 and 9 of this Agreement shall survive.

4. Confidentiality.

4.1 Obligations. With respect to Discloser’s Confidential Information, each Party, in its capacity as Recipient, agrees as follows:

4.1.1 Recipient shall use Discloser’s Confidential Information solely for the purposes of performing its obligations and/or exercising its rights under this Agreement and for no other purpose.

4.1.2 Recipient shall not publish, disseminate or otherwise disclose Confidential Information of the Discloser to any other person or entity. Notwithstanding the foregoing, Recipient may disclose Discloser’s Confidential Information to Recipient’s Affiliates and Recipient’s Affiliates’ Representatives who have a need to know for purposes of this Agreement and who are bound by obligations of confidentiality and nonuse that are substantially similar to those set forth in this Section 4. Recipient shall be liable for any failure of any of its Representatives to (i) maintain the confidentiality of Discloser’s Confidential Information, or (ii) otherwise comply with the terms of this Section 4 to the same extent as Recipient is obligated.

4.1.3 Recipient shall use commercially reasonable efforts to protect Discloser’s Confidential Information from unauthorized use and disclosure.

4.1.4 Neither Party may disclose terms of this Agreement without the other Party’s prior written consent, except that (a) either Party may provide a copy of this Agreement or otherwise disclose its terms on a confidential basis in connection with any financing transaction or due diligence inquiry and (b) Licensee may provide a copy of this Agreement or otherwise disclose its terms on a confidential basis in connection with any negotiation of a sublicense of the rights granted under this Agreement. Notwithstanding the foregoing, the Parties may disclose that they are parties to an agreement pursuant to which Licensee has a license to access and use Licensed Data, including a description of the Licensed Data and its Source Data.

4.2 Exceptions to Confidential Information. The restrictions set forth in this Section 4 shall not apply to that part of Discloser’s Confidential Information that Recipient is able to demonstrate by documentary evidence:

4.2.1 was rightfully in Recipient’s possession prior to receipt from Discloser;

4.2.2 was in publicly available at the time of receipt from Discloser or subsequently becomes publicly available through no fault of Recipient or its Representatives (for the avoidance of doubt, the fact that individual components of information are publicly available, but a particular compilation or integration of such components is not, does not relieve Recipient of its obligations of confidentiality and nonuse under this Section 4 with regard to the compilation or integration of such components);

4.2.3 is lawfully received by Recipient from a Third Party having a right of further disclosure; or

4.2.4 is developed independently by Recipient or its Representatives without reference to or use of any of Discloser’s Confidential Information.

4.3 Disclosure Required by Law. The restrictions set forth in this Section 4 shall not apply to the extent that Receiving Party is required to disclose Confidential Information pursuant to any applicable Law; provided, however, that prior to any such disclosure Recipient shall make all reasonable efforts to notify Discloser and Recipient shall cooperate with Discloser’s efforts to seek a protective order or otherwise to contest and avoid such disclosure at Discloser’s own cost and expense, and further provided that Recipient shall disclose only that portion of such Confidential Information that Recipient is legally required to disclose. A Party may disclose the text and terms of this Agreement in regulatory filings, including filings with the United States Securities and Exchange Commission; provided, however, that the Party required to disclose will consult with the other Party prior to any such disclosure and shall seek confidential treatment for those provisions of this Agreement as requested by such other Party.

4.4 Return of Confidential Information. Upon termination or expiration of this Agreement or at Discloser’s earlier written request, Recipient shall return, and shall cause its Representatives to return, all documentary, electronic or other tangible forms of Confidential Information (that are still subject to confidentiality obligations hereunder) provided by Discloser, including without limitation, any and all extracts, summaries or abstracts thereof, and any and all copies of any of the foregoing, or, at Discloser’s request, destroy all or such parts of Discloser’s Confidential Information as Discloser shall direct. Notwithstanding the foregoing, Recipient may retain copies of such of Discloser’s Confidential Information as is reasonably necessary for regulatory and business archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information and Recipient shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

4.5 Remedy. Each Party agrees that its obligations under this Section 4 are necessary and reasonable in order to protect the other Party and the other Party’s business, and that monetary damages may be inadequate to compensate the other Party for any breach of the terms of this Agreement. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to the other Party, and that, in addition to any other remedies that may be available, the other Party shall be entitled to seek injunctive relief against the threatened breach of this Agreement or a SOW or the continuation of any such breach.

4.6 Survival of Obligations. The obligations set forth in this Section 4 shall survive expiration or termination of this Agreement for a period of five years.

5. Proprietary Rights.

5.1 Connect LLC’s Proprietary Rights. As between the Parties, Connect LLC (and its licensors, providers and suppliers, where applicable) owns and shall retain all Intellectual Property Rights in and to the Licensed Data and Connect LLC’s Confidential Information.

5.2 Licensee’s Proprietary Rights. As between the Parties, Licensee owns and shall retain all Intellectual Property Rights in and to (a) any derivative works of the Licensed Data created by or on behalf of Licensee or its Affiliates and (b) Licensee’s Confidential Information.

5.3 Reservation of Rights. Except for the rights and licenses expressly granted in this Agreement, no other rights are granted by either party, and all other rights are expressly reserved.

6. Warranties; Warranty Disclaimer.

6.1 Warranty. Connect LLC represents, warrants and covenants to Licensee as follows:

6.1.1 Connect LLC has lawful right and authority to enter into this Agreement, without conflict with any obligations it has to any third party.

6.1.2 Connect LLC complies with all applicable Laws (including HIPAA) and the Certification in collecting, storing and maintaining Source Data and creation of the Licensed Data. Connect LLC or third parties disclosing the Source Data to Connect LLC have obtained all authorizations, consents or other permissions required by Law from the individuals who are the subject of the Source Data. Connect LLC has the lawful right to create the Licensed Data and provide Licensee with the rights and licenses granted in this Agreement.

6.1.3 Connect LLC owns or otherwise has all rights necessary to provide the Licensed Data to Licensee without violation of the Intellectual Property Rights of any third party.

6.1.4 Connect LLC will use all reasonable efforts to continue to collect Source Data throughout the Term of this Agreement in substantially similar volume or greater than Change Healthcare Solutions, L.L.C., did immediately prior to the closing of the Defmitive Agreement.

6.2 Warranty. Licensee represents, warrants and covenants to Connect LLC as follows:

6.2.1 Licensee has lawful right and authority to enter into this Agreement, without conflict with any obligations it has to any third party.

6.2.2 Licensee complies with all applicable Laws (including HIPAA) and the Certification in collecting, storing and maintaining Source Data and creation of the Licensed Data during the Transition Services Period.

6.3 Warranty Disclaimer. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE IN TRADE.

7. Indemnification.

7.1 Connect LLC Obligations. Connect LLC agrees to defend (at Connect LLC’s expense) Licensee, Licensee’s Affiliates and Sublicensees, and each of their respective Authorized Users and Representatives (collectively, the “Licensee Indemnitees”) against all claims, actions, suits or proceedings (each, a “Claim”) brought by a third party against any of the Licensee Indemnitees arising out of, relating to or resulting from (a) breach of any of Connect LLC’s representations, warranties or obligations set forth in this Agreement or (b) Connect LLC’s or its Affiliates’, or any of their respective Representatives’, gross negligence or intentional misconduct. In addition, Connect LLC agrees to pay and indemnify the Licensee Indemnitees for all judgments, settlement amounts, liabilities, costs and expenses (collectively, “Losses”) awarded by a court of competent jurisdiction, agreed to as part of a settlement, or otherwise incurred as a result of any such Claim.

7.2 Licensee Obligations. Licensee agrees to defend (at Licensee’s expense) Connect LLC and its Representatives (collectively, the “EC Indemnitees”) against all Claims brought by a third party against any of the EC Indemnitees arising out of, relating to or resulting from (a) breach of any of Licensee’s representations, warranties or obligations set forth in this Agreement or (b) Licensee’s or its Affiliates, or any of their respective Representatives’, gross negligence or intentional misconduct. In addition, Licensee agrees to pay and indemnify the EC Indemnitees for all Losses awarded by a court of competent jurisdiction, agreed to as part of a settlement, or otherwise incurred as a result of any such Claim.

7.3 Procedure.

7.3.1 The responsible Party under Section 7.1 or Section 7.2 (“Indemnitee”) agrees to notify the other Party (“Indemnitor”) in writing, promptly after receipt of actual notice of any Claim for which it seeks to recover, provided, however, that any delay or failure in notification shall not relieve Indemnitor of its obligations hereunder except to the extent that Indemnitor is actually prejudiced by such delay or failure to notify.

7.3.2 Indemnitor shall have sole control and authority with respect to the defense, litigation, compromise or settlement of such Claim except to the extent that any settlement involves material commitments, responsibilities or obligations on the part of any of the Indemnitees, in which case such settlement shall require the prior written consent of Indemnitee, which consent shall not be unreasonably delayed, conditioned or withheld. Notwithstanding the foregoing, Indemnitee may assume such defense if (a) Indemnitor does not promptly assume diligently defending the Claim with competent counsel free of a material conflict of interest with Indemnitee, or ceases such defense at any time, (b) Indemnitee has provided Indemnitor with 30 days’ prior written notice that it intends to assume such defense (or such lesser period necessary to preserve Indemnitee’s rights or prevent further damage to Indemnitee) and (b) Indemnitor does not promptly commence (or resume) such defense within such 30-day period (or such lesser period). Indemnitee agrees to provide reasonable information, cooperation and assistance as required by Indemnitor (at Indemnitor’s expense).

7.3.3 For any Claim for such Indemnitor controls the defense, Indemnitee reserves the right to participate at its own cost in any proceedings with counsel of its own choosing, provided, however, that Indemnitee shall at all times be subject to Indemnitor’s sole control and authority with respect to defending, litigating or settling the Claim.

8. Limitation of Liability. EXCEPT FOR BREACH OF SECTION 6.1 or 6.2, AND EXCEPT FOR AMOUNTS PAYABLE IN CONNECTION WITH A PARTY’S OBLIGATIONS UNDER SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE CONCERNING ANY SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY (A) INDIRECT, PUNITIVE, INCIDENTAL, RELIANCE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS, REVENUES, PROFITS OR GOODWILL, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR (B) AGGREGATE DAMAGES IN EXCESS OF TEN MILLION DOLLARS ($10,000,000). THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.

9. Miscellaneous.

9.1 Relationship of Parties. In the performance of this Agreement, the Parties will at all times be independent contractors, and this Agreement shall not constitute, or be deemed to constitute, either Party as an employee, agent, partner or joint venturer of the other.

9.2 Assignment. This Agreement and the rights hereunder may not be assigned by either Party without the prior written consent of the other, except that either Party (with notice but without consent) may assign this Agreement in its entirety to any successor to all or substantially all of its business that concerns this Agreement (whether by sale of equity or assets, merger, consolidation or otherwise). Any attempted assignment in violation hereof will be void and of no effect. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives, and permitted assigns of the Parties. For the avoidance of doubt, Connect LLC may transfer any of its businesses, contracts or other assets generating the Source Data to a third party only if the third party agrees to provide the applicable Source Data for de-identification in accordance with the terms and conditions of this Agreement.

9.3 Governing Law; Dispute Resolution; Jurisdiction.

9.3.1 This Agreement and any related dispute shall be governed by and construed in accordance with the applicable Laws of the State of Delaware, without regard to its conflicts of Law principles.

9.3.2 In the event of a dispute between the Parties under this Agreement (each, a “Dispute”), prior to commencing any litigation, action or other proceeding (other than an action for interim injunctive relief pending final resolution of the Dispute) related to any such Dispute, the Parties will attempt to resolve such Dispute by good faith negotiations for a period of 45 days. If the Parties fail to reach a resolution mutually satisfactory to both Parties within such time period, the Dispute may be referred by either Party for resolution by a court in accordance with Section 9.3.3.

9.3.3 For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement (each, an “Action”), each Party to this Agreement irrevocably submits, to the fullest extent permitted by applicable Law, to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware and the appellate courts having jurisdiction of appeals in such courts. For the purposes of any Action, each Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection to the laying of venue in any federal or state court sitting in the State of Delaware.

9.4 Entire Agreement; Interpretation. This Agreement (including Exhibit A) constitutes the entire agreement between the Parties with regard to, and supersedes all prior negotiations, understandings or agreements (oral or written) between the Parties relating to, the subject matter of this Agreement (and all past dealing or industry custom). This Agreement may be executed in two counterparts, each of which is an original, but together constituting one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature. No changes, modifications or waivers may be made to this Agreement unless in writing and signed by both Parties. The failure of either Party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. Except as specifically provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

9.5 Notices. All notices and communications shall be in English (or in the case of communications that cannot be provided in English, accompanied by English translations) in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery, addressed as follows, or to such other address as may be designated from time to time in accordance with this section:

If to Connect LLC, to: eRx Network Holdings, Inc. 100 Lexington Street, Suite 400 Fort Worth, TX 76102 Attention: Mark Doerr, Chief Executive Officer Facsimile: (615) 340-6049	with a copy to: eRx Network Holdings, Inc. 3055 Lebanon Road, Suite 1000 Nashville, TN 37214 Attention: Colin Ford, Vice President & General Counsel Facsimile: (615) 340-6049-6049

If to Licensee, to: Change Healthcare, Inc. 3055 Lebanon Pike, Suite 1000 Nashville, TN 37214 Attention: Doug Hebenthal Facsimile: ________________	with a copy to: Change Healthcare, Inc. 3055 Lebanon Pike, Suite 1000 Nashville, TN 37214 Attention: General Counsel Facsimile: (615) 340-6153

Any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, three business days after deposit with an internationally-recognized overnight express courier with charges prepaid.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused its duly authorized representative to execute this Agreement as of the Effective Date.

eRx Network, LLC			Change Healthcare, Inc.

By:	/s/ Colin Ford		By:	/s/ Gregory T. Stevens
	Name:	Colin Ford		Name:	Gregory T. Stevens
	Title:	Vice President and General Counsel		Title:	General Counsel and Secretary

[Signature Page eRx Data License]